ABS New Issue: $1Bln BMWLT 13-1 Auto Lease - Full Pxg Details

$1Bln BMW Vehicle Lease Trust 2013-1
Jt-Leads:   BofAML(STRUC), RBC                             Co-Mgrs: CA,CS,JPM,SG

CL	$SIZEMM*	WAL	M/F	PWIN	E.FINAL	L.FINAL	BENCH	SPREAD	YLD	CPN	$PRICE
A-1	229.000	0.37	P-1/F1+	1-9	10/13	1/21/14	ILIB		.200		100.00
A-2	360.000	1.16	Aaa/AAA	9-19	8/14	1/20/15	EDSF	+8	0.401	0.40	99.99923
A-3	336.000	1.92	Aaa/AAA	19-27	4/15	9/21/15	EDSF	+18	0.549	0.54	99.98400
A-4	75.000	2.34	Aaa/AAA	27-29	6/15	6/20/16	ISWP	+26	0.669	0.66	99.98129

TICKER	:	BMWLT 13-1	REGISTRATION	:	Public
EXPECTED RATINGS	:	Moodys/Fitch	EXPECTED PXG	:	Priced
PXG SPEED	:	100% PPC	EXPECTED SETTLE	:	1/24/13
MIN DENOMS	:	$1K X $1K	FIRST PAY	:	2/20/13
BILL & DELIVER	:	BofAML	INTEX	:	BASBMWLT1301 9AY6
CUSIP	:	A-1 09657Y AA0
A-2 09657Y AB8
A-3 09657Y AC6
A-4 09657Y AD4

--------------------------------------------------------------------------------
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322.  The securities may not be suitable for all investors.  Merrill, Lynch, Pierce, Fenner & Smith Incorporated and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.